                                                                    Exhibit 10.9
                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("this Agreement") is made and entered into as of December 18, 1998 (the "Effective Date"), by and between Werner Co., a Pennsylvania corporation (the "Company"), and Robert P. Tamburrino ("Executive").

         The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. The offer of employment letter dated November 13, 1998 (the "Offer Letter"), is hereby incorporated herein by reference; however, the provisions of this Employment Agreement shall supersede the Offer Letter in case there is a discrepancy between the documents or if the Offer Letter does not address certain issues.

1.       POSITION.

         From the Effective Date until the termination of Executive's employment hereunder (the "Period of Employment"), Executive shall serve in the capacity indicated on Schedule 1 hereto, and shall have the normal duties and responsibilities commensurate with such position. During the Period of Employment, Executive will (a) during normal business hours, devote his full time and exclusive attention to, and use his best efforts to advance, the business and welfare of the Company, and (b) not engage in any other employment activities for any direct or indirect remuneration without the concurrence of the Board, provided, however, Executive may serve on corporate, charitable and community boards so long as such activities do not unreasonably interfere with the performance of his duties under this Agreement and provided that any such activities are approved in advance by the Board, which approval will not be unreasonably withheld. Executive shall also serve as Vice President, Treasurer and Chief Financial Officer at Werner Holding Co. (PA), Inc., Werner Holding Co.
(DE), Inc. and all subsidiaries and affiliates without any additional compensation.

2.       PLACE AND TERM OF EMPLOYMENT.

         (a) Executive's office shall be at the location set forth on Schedule 1 attached hereto.

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         (b) Subject to Section 6 hereunder, the term of this Agreement shall be through January 31, 2002. This Employment Agreement shall be automatically renewed for successive one (1) year periods unless either party gives notice otherwise by November 30, just prior to an expiration.

3.       COMPENSATION.

         3.1 BASE SALARY. Effective as of December 18, 1998, the Company shall pay Executive the per annum Base Salary indicated on Schedule 1 attached hereto during the Period of Employment payable biweekly and otherwise in accordance with the standard policies of the Company and subject to payroll deductions as may be necessary or customary in respect of the Company's salaried employees in general. Thereafter Executive's Base Salary hereunder shall be subject to annual review by the Board for such increases as the Board may determine.

         3.2 PERFORMANCE BASED COMPENSATION. In addition to the Base Salary provided for in Section 3.1 hereof, commencing on January 1, 1999, Executive shall be eligible to receive an annual cash bonus earned during the calendar year in an amount equal to 60% of the Base Salary in effect at the end of such calendar year based upon the extent to which Werner Holding Co. (PA), Inc.'s ("Holdings") consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), as defined in EXHIBIT 1 hereto, equals or exceeds the percentages of target annual EBITDA with respect to such fiscal year in accordance with the chart set forth below, in an amount equal to a percentage of the "Bonus Amount" set forth in Schedule 1 hereto, provided, however, that at the discretion of the Board, such bonus may be subject to upward or downward adjustment in accordance with chart set forth below:

           Percentage of             Target % of Bonus (Subject to Board    Range in Which Target % of Bonus
      EBITDA Target Achieved                     Adjustment)                May Be Adjusted at Discretion of
      ----------------------         -----------------------------------              the Board
                                                                            --------------------------------

           Less than 85%                              0%                                    0%

    85% or above, but below 90%                      20%                                10% - 30%

    90% or above, but below 95%                      50%                                40% - 60%

   95% or above, but below 100%                      75%                                65% - 85%

               100%                                  100%                               90% - 110%

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The EBITDA targets for the fiscal years 1999-2002 shall be set by the Company's
Board of Directors as part of its annual budgeting process.

         Executive shall also be eligible to receive an additional annual cash bonus at the discretion of the Board based upon the Board's evaluation of Executive's performance for each fiscal year of Holdings during the Period of Employment. Bonuses will be payable no later than April of the respective years following the years with respect to which they were earned.

         Notwithstanding any other provision to the contrary, Bob will absolutely be entitled to received a minimum bonus of $75,000 in April 2000 (prorated if his employment ceases prior to December 31, 1999) if (a) he was still employed by the Company on December 31, 1999 or (b) such employment had been terminated prior thereto by the Company without Cause or by Bob for Good Reason.

4.       BENEFITS.

         During the Period of Employment, Executive shall be entitled to participate in all benefit plans and programs maintained by the Company which are available to its executive officers or employees generally, including any and all perquisites, provided that, subject to Section 5.4 of the Recapitalization Agreement dated October 8, 1997 and amended October 27, 1997 by and among the Company and certain investor clients of Investcorp S.A., (i) Executive's right to participate in such plans and programs shall not affect the Company's right to amend or terminate


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the general applicability of such plans and programs, and (ii) Executive acknowledges that he shall have no vested rights under or to participate in any such plan or program except as expressly provided under the terms thereof. During the two year period following the Effective Date, the Company shall provide the Executive with the benefits described on Exhibit 2 hereto, provided, however, the benefits so described may be amended or terminated upon the approval of the members of the Board nominated pursuant to Section 4(iii) of the Shareholder Rights Agreement dated as of the date hereof among the Company, the Executive, Investcorp Investment Equity Limited, the other holders of shares of Class D Common Stock of the Company and the other individuals party thereto. The Company shall provide Executive with an office at 93 Werner Road, a full-time secretary and such other facilities and services as shall be suitable to Executive's position and adequate for the performance of his duties hereunder. You shall also have the opportunity to purchase an additional 50 shares @ $2,421.29 until December 18, 1999 with 75% financing available from the Company. Should you purchase the additional 50 shares you will be granted an additional 50 options on the same terms and condition as the original 300. You will also qualify for relocation assistance as covered in the Company's Relocation Policy except that your reasonable actual documented commuting and interim living expenses (between Newtown, PA and the Greenville, PA area) through August 31, 1999 will be paid by the Company. Also, please refer to the Special Fringe Benefits Memorandum for additional items. Further, you will be reimbursed up to $7,500 for your reasonable actual documented legal expenses associated with your commencement of employment with Werner Co.

5.       EXPENSES; TAXES.

         Upon presentation of acceptable substantiation therefor, the Company will pay or reimburse Executive for such reasonable travel, entertainment and other expenses as he may incur during the Period of Employment in connection with the performance of his duties hereunder. Federal, state and local income taxes shall be withheld on all cash and in-kind payments made by the Company to Executive in accordance with applicable tax laws and regulations.



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6.       TERMINATION OF EMPLOYMENT.

         The provisions of this Section 6 shall apply upon termination of Executive's employment hereunder. In connection with any termination of Executive's employment hereunder, Executive or his beneficiaries shall be entitled to receive, pro-rated as appropriate, earned but unpaid Base Salary, unreimbursed amounts pursuant to Section 5 hereof, and unpaid and unreimbursed payments and benefits under, and in accordance with the terms of, applicable benefit plans and programs, said payments being collectively referred to as Standard Termination Payments.

         6.1 FOR CAUSE OR NOT FOR GOOD REASON. If the Company terminates Executive's employment for Cause (as hereinafter defined) or if Executive terminates his employment other than for Good Reason (as defined in Section 6.3), the Company's obligations to compensate Executive shall in all respects cease as of the date of such termination, except for Standard Termination Payments. Termination of Executive's employment for "Cause" shall mean termination by the Company because Executive:

                  (i) has been convicted of a felony, or has entered a plea of guilty or NOLO CONTENDERE to a felony;

                  (ii) has committed an act of fraud involving dishonesty for personal gain which is materially injurious to the Company;

                  (iii) has willfully and continually refused to substantially perform his duties with the Company (other than any such refusal resulting from his incapacity due to mental illness or physical illness or injury), after a demand for substantial performance has been delivered to the Executive by the Board, where such demand specifically identifies the manner in which the Board believes that the Executive has refused to substantially perform his duties and the passage of a reasonable period of time for Executive to comply with such demand; or

                  (iv) has willfully engaged in gross misconduct materially and demonstrably injurious to the Company or its subsidiaries.

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         For purposes of this paragraph, no act or failure to act on the
Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or its subsidiaries. Notwithstanding the foregoing, with respect to termination for Cause arising out of conduct described in clause (ii), (iii) or (iv) above, a termination shall not be considered for Cause for purposes of this Agreement unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire Board, at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel or other advisors, to be heard at such meeting), finding that in the good faith opinion of the Board the Executive had engaged in conduct described in clause
(ii), (iii) or (iv) above and specifying the particulars thereof in detail. Such a finding by the Board of Directors of the Company is a prerequisite to a termination for Cause pursuant to clauses (ii), (iii) or (iv) above; PROVIDED, HOWEVER, that such a finding may be challenged, by appropriate judicial process, on the merits (i.e., that Cause did not exist) or on the basis that the Board's finding was not made in good faith (provided that proof that Cause for termination existed shall be a complete defense to any showing that the Board's findings were not made in good faith).

         If the Executive terminates his employment other than for Good Reason, the Executive must provide the Company with thirty (30) days written notice prior to such termination.

         6.2 UPON DEATH OR PERMANENT DISABILITY. If Executive's employment is terminated as a result of death or Permanent Disability (as hereinafter defined), the Company's obligation to compensate Executive shall in all respects cease as of the date of such termination, except for Standard Termination Payments including all applicable disability benefits. The Company may terminate Executive's employment hereunder attributable to the "Permanent Disability" of Executive if Executive becomes physically or mentally incapacitated or disabled so that he is unable to perform for the Company substantially the same services as he performed prior to incurring such incapacity or disability (the Company, at its option and expense, is entitled to retain a physician reasonably acceptable to Executive to confirm the existence of such incapacity or disability, and the determination of such physician shall be binding upon the Company and



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Executive), and such incapacity or disability exists for an aggregate of six (6)
calendar months in any twelve (12) calendar month period.

         6.3 NOT FOR CAUSE OR FOR GOOD REASON. If (i) Executive's employment is terminated by the Company for a reason other than Cause, Executive's death or Executive's Permanent Disability, or (ii) Executive terminates his employment for Good Reason (as hereinafter defined), the Company's obligation to compensate Executive shall in all respects cease as of the date of such termination, except
(a) for Standard Termination Payments, (b) that the Company will pay to Executive a lump sum amount equal the sum of (1) twelve (12) months of the Executive's Base Salary in effect at the time of such termination and (2) the bonus that the Executive received (or earned but did not receive) for the fiscal year immediately preceding the fiscal year in which his employment terminated, and (c) that the Company will, for a period of twelve (12) months following said date of termination, provide Executive with retirement benefits and welfare (including any life insurance, hospitalization, medical and disability) benefits, substantially similar to those provided to Executive as of the date of termination, provided that such welfare benefits shall be discontinued to the extent Executive receives similar benefits from subsequent employment. For purposes of this Agreement, "Good Reason" shall mean (1) except as specifically provided herein, the assignment to the Executive of duties, or the assignment of the Executive to a position, constituting a material diminution in the Executive's role, responsibilities or authority compared with his role, responsibilities or authority with the Company or its affiliates on the Effective Date; (2) a reduction by the Company in the Executive's bonus opportunities or, except as specifically provided herein, base salary as in effect on the Effective Date or as the same may be increased from time to time;
(3) unless the members of the Board appointed pursuant to Section 4(iii) of the Shareholder Agreement dated as of the date hereof agree to such reduction or other action, any material reduction in the level of benefits (including participation in any bonus plan) to which the Executive is entitled under one or more employee benefit plans on the Effective Date, or the taking of any action by the Company which would adversely affect the Executive's accrued benefits under any such employee benefit plans or deprive the Executive of any material fringe benefit enjoyed by the Executive on the Effective Date; (4) a demand by the Company to the Executive to relocate to any place that exceeds a fifty



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(50) mile radius beyond the location at which the Executive performed the
Executive's duties on the Effective Date; or (5) any material breach by the Company of any provision of this Agreement.

         6.4 RELEASE AND SATISFACTION. At the time of termination of Executive's employment, Executive and the Company agree to execute mutual releases whereby
(a) Executive will release, relinquish and forever discharge the Company and any director, officer, employee, shareholder, controlling person or agent of the Company from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown (except as set forth in Section 6.5 hereof other than any such claims, damages losses, costs, expenses, liabilities or obligations arising under (i) any indemnification arrangement of the Company with respect to Executive, (ii) any employee benefit plan or program (whether or not tax-qualified) covering Executive, (iii) any stock purchase or stock option plan or agreement to which the Company and Executive are parties (or any document executed in connection therewith) or (iv) this Agreement, to the extent the Company or any such person has continuing obligations pursuant to the express provisions hereof following such termination), which Executive has incurred or suffered or may incur or suffer as a result of Executive's employment by the Company or the termination of such employment, and (b) the Company will release, relinquish and forever discharge Executive and his heirs, successors and assigns from any and all claims, damages, losses, costs, expenses, liability or obligations, whether known or unknown (except as set forth in Section 6.5 hereof and other than any such claims, damages, losses, costs, expenses, liabilities or obligations arising under any of the arrangements or agreements referred to in clauses (i) through (iii) in the preceding clause (a) of this Section 6.4 or under this Agreement to the extent Executive or any such person has continuing obligations pursuant to the express provisions hereof following such termination), which the Company has incurred or suffered or may incur or suffer as a result of the Company's employment of Executive or the termination of such employment.

         6.5 EFFECT ON THIS AGREEMENT. The termination of Executive's employment shall not affect the continuing operation and effect of Sections 6.4 and 7 hereof, nor affect any obligation of the Company to make payments pursuant to
Section 6 hereof, which shall continue in full force and effect upon the Company and Executive, and its and his heirs, successors and assigns.


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Nothing in Section 6.1 or 6.4 hereof shall be deemed to operate or shall operate as a release, settlement or discharge of any liability of Executive to the Company (a) from any act or omission by Executive enumerated in Section 6.1 which constituted a reason for termination of Executive's employment for Cause or (b) in connection with any amount Executive owes to the Company pursuant to a loan or other advance.

         6.6 MITIGATION. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise nor will any payments provided for herein be subject to offset in respect of any claims which the Company may have against Executive and, except as specifically provided herein, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned or benefits received by Executive as the result of employment by a future employer, by offset against any amount claimed to be owed by him to the Company, or otherwise.

7. NON-COMPETITION; NON-DISCLOSURE OF PROPRIETARY INFORMATION, SURRENDER OF RECORDS; INVENTIONS AND PATENTS.

         7.1      NON-COMPETITION

                  (a) Executive acknowledges that in the course of his employment with the Company he will become familiar with the trade secrets and other confidential information of the Company and its subsidiaries and that his services will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that, during the Period of Employment and for two years thereafter (the "Noncompete Period"), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or any of its subsidiaries (i) which relates to (A) the manufacturing or sale of climbing equipment or (B) aluminum extrusion or (ii) which is commenced by the Company or any of its subsidiaries after the Effective Date and as of the date of termination constitutes or will constitute a material portion of the Company's overall future business within the United States and any other geographical area in which the Company or any of its subsidiaries engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding equity of any class of a


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corporation or other entity which is publicly traded so long as Executive has no active participation in the business of such corporation.

                  (b) During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of such person, or in any way interfere with the employee relationship between the Company or any of its subsidiaries and any employee thereof, (ii) hire any person who was an employee of the Company or any subsidiary of the Company at any time during the Employment Period (other than individuals who have not been employed by the Company or any subsidiary of the Company for a period of at least one year prior to employment by Executive directly or indirectly through another entity), or (iii) induce or attempt to induce any customer, supplier, licensee or other person having a business relationship with the Company or any of its subsidiaries (A) which relates to (x) the manufacturing or sale of climbing equipment or (y) aluminum extrusion or (B) which is commenced by the Company or any of its subsidiaries after the Effective Date and as of the date of termination constitutes or will constitute a material portion of the Company's overall future business to cease doing business with the Company or such subsidiaries, or interfere materially with the relationship between any such customer, supplier, licensee or other person having a business relationship with the Company or any of its subsidiaries.

         7.2 PROPRIETARY INFORMATION. Executive agrees that he shall not use for his own purpose or for the benefit of any person or entity other than the Company or its shareholders or affiliates, nor otherwise disclose to any individual or entity at any time while he is employed by the Company or thereafter any proprietary information of the Company unless such disclosure (a) has been authorized by the Board, (b) is in the good faith judgment of Executive required in the course of Executive's employment hereunder, (c) is in the course of such individual's or entity's employment or retention by the Company, or (d) is required by law, a court of competent jurisdiction or a governmental or regulatory agency. For purposes of this Agreement, the term "proprietary information" shall mean: (a) the name or address of any customer, supplier or affiliate of the Company or any information concerning the transactions or relations of any customer, supplier or affiliate of the Company or any of its shareholders; (b) any information


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concerning any product, technology or procedure employed by the Company, but not generally known to its customers, suppliers or competitors, or under development by or being tested by the Company, but not at the time offered generally to customers or suppliers; (c) any information relating to the marketing methods, sales margins, discounts, rebates, supplier incentives, or the like, the capital structure, or results of any business plan of the Company; (d) any information contained in the Company's policies and procedures or employees' manual; (e) any inventions, innovations, trade secrets or other items covered by Section 7.4 below; and (f) any other information which the Board has determined by resolution and communicated to Executive to be confidential or proprietary. However, proprietary information shall not include any information that is or becomes generally known to the public other than through actions of Executive in violation of Sections 7.1, 7.2 or 7.3 hereof or any information which become available to Executive on a non-confidential basis from a source other then the Company, its affiliates or their respective employees, provided that such source is not known to Executive to be subject to any obligation of secrecy to the Company or its affiliates provided that such information was unsolicited and that with regard thereto Executive took no action.

         7.3 CONFIDENTIALITY AND SURRENDER OF RECORDS. Executive agrees that, while he is employed by the Company or at any time thereafter, he shall not except as required by law give any "confidential records" (as hereinafter defined) to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company or as required by law, a court of competent jurisdiction, or a governmental or regulatory agency, nor shall he retain any of the same following termination of this employment, without the prior approval of the Board. For purposes hereof, "confidential records" means all correspondence, memoranda, files, manuals, financial, operating or marketing records, magnetic tape, or electronic or other media of any kind which may be in Executive's possession or under his control or accessible to him which contain any proprietary information as defined in Section 7.2 above.

         7.4 INVENTIONS AND PATENTS. Executive agrees that all inventions, innovations, trade secrets, patents and processes in any way relating, directly or indirectly, to the Company's or its subsidiaries' businesses developed by him alone or in conjunction with others at any time during


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his employment by the Company shall belong to the Company. Executive will use his best efforts to perform all actions reasonably requested by the Board to establish and confirm such ownership by the Company.

         7.5 DEFINITION OF COMPANY. For purposes of this Section 7, the term "Company" shall include Holdings and any and all of its subsidiaries, ventures or affiliates (including the Company and any and all of its subsidiaries, ventures or affiliates) whether currently existing or hereafter formed.

         7.6 ENFORCEMENT. The parties hereto agree that the duration and area for which the covenants set forth in Section 7 are to be effective are reasonable. In the event that any court or arbitrator determines that the time period or the area, or both of them, are unreasonable and that any of the covenants are to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. The parties intend that this Agreement will be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America. Executive agrees that damages are an inadequate remedy for any breach of the covenants in this Section 7 and that the Company will, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this Agreement.

8.       MISCELLANEOUS.

         8.1 NOTICE. Any notice required or permitted to be given hereunder shall be deemed sufficiently given if sent by registered or certified mail, postage prepaid, addressed to the addressee at his or its address last provided the sender in writing by the addressee for purposes of receiving notices hereunder or, unless or until such address shall be so furnished, to the address indicated opposite his or its signature to this Agreement. Each party may also provide notice by sending the other party a facsimile at a number provided by such other party.

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         8.2 MODIFICATION AND NO WAIVER OF BREACH. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver by a party of a breach hereof by the other party shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature, except to the extent specifically provided in any written waiver under this Section 8.2.

         8.3 GOVERNING LAW. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, and all questions relating to the validity and performance hereof and remedies hereunder shall be determined in accordance with such law.

         8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

         8.5 CAPTIONS. The captions used herein are for ease of reference only and shall not define or limit the provisions hereof.

         8.6 ENTIRE AGREEMENT. This Agreement together with any agreement, plans or other documents implementing the terms of this Agreement constitute the entire agreement between the parties hereto relating to the matters encompassed hereby and supersede any prior oral or written agreements.

         8.7 ASSIGNMENT. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the stock, assets or business of the Company.

         8.8 NON-TRANSFERABILITY OF INTEREST. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other


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than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

         8.9 ARBITRATION. Any dispute, claim or controversy arising out of or relating to this Agreement, or the breach, termination or validity hereof, shall be finally settled by arbitration in accordance with the then-prevailing Commercial Arbitration Rules of the American Arbitration Association, as modified herein ("Rules"). There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty days of respondent's receipt of claimant's notice of intention to arbitrate, either party may request the American Arbitration Association to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten days of the transmittal date of the list, then each party shall have an additional five days in which to strike any names objected to, number the remaining names in order of preference, and return the list to the American Arbitration Association, which shall then select an arbitrator in accordance with Rule 13 of the Rules. The place of arbitration shall be Pittsburgh, Pennsylvania. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. ss.ss. 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. Each party shall bear its or his own costs and expenses in any such arbitration and one-half of the arbitrator's fees and expenses.


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         IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

                                                            WERNER CO., a Pennsylvania Corporation.

                                                            By:    __________________________________________
                                                            Name:  Donald M. Werner
Address for Notices:                                        Title: Chairman, President and
                                                                   Chief Executive Officer

         93 Werner Road
         Greenville, PA 16125-9499
         Attention:  Eric J. Werner, Esq.
                     General Counsel

With a copy to:                                             Consented and Agreed to for the purposes of
                                                            guaranteeing the obligations of the Company
                                                            under Sections 3, 6.2, and 6.3:


         Investcorp International Inc.
         280 Park Avenue, 37th Floor                        WERNER HOLDING CO. (PA), INC., a Pennsylvania
         New York, NY  10017                                Corporation.
         Attention:  Chris J. Stadler
                                                            By:    __________________________________________
                                                            Name:  Donald M. Werner
                                                            Title: Chairman, President and
                                                                   Chief Executive Officer



                                                            EXECUTIVE

                                                            _________________________________________________
Address for Notices:                                                          Robert P. Tamburrino

         Robert P. Tamburrino
         7 Bayshore Drive
         Newton, PA  18940



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                                   SCHEDULE 1
                                   ----------

                                                                                                        BONUS AMOUNT
           TITLE                   LOCATION OF                                      BASE SALARY             AS A
                                      OFFICE                                                            PERCEN-TAGE
                                                                                                       OF BASE SALARY

Vice President and Chief      93 Werner Road                                          $250,000              60%
Financial Officer             Greenville, PA

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                                    EXHIBIT 1
                                    ---------

                        EARNINGS BEFORE INTEREST, TAXES,
                          DEPRECIATION AND AMORTIZATION




         Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") is defined as Consolidated Net Income (loss) of the Company and its subsidiaries as it would appear on a statement of income (loss), which shall (i) exclude or be adjusted otherwise for all acquisitions and additional equity contributions to the extent such acquisitions and/or equity contributions materially change target EBITDA for any particular Fiscal Year, (ii) reflect a reduction for all management and employment bonuses payable with respect to the Fiscal Year of the Company prepared in accordance with U.S. GAAP consistently applied and (iii) be adjusted for any material Board approved amendment to the capital expenditure plan: plus (minus) the following amounts, to the extent such amounts are otherwise taken into account in determining EBITDA (prior to adjustment):

         1. Any provision (benefit) for taxes (including franchise taxes) deducted (added) in calculating such consolidated net income (loss); plus

         2. Any interest expense (net of interest income), deducted in calculating such consolidated net income (loss); plus

         3. Amortization expenses deducted in calculating consolidated net income (loss); plus

         4. Depreciation expense deducted in calculating consolidated net income
(loss); plus

         5. Management fees paid to Investcorp; plus (minus)

         6. Any unusual losses (gains) deducted (added) in calculating consolidated net income (loss). (Unusual items are intended to include transactions considered outside the ordinary course of business. EBITDA will be adjusted to eliminate the effects, if any, of such



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transactions, the intent being to calculate EBITDA as if such transactions had not occurred; plus (minus)

         7. Any compensation expense (income) deducted (added) in calculating consolidated net income (loss) attributable to transactions involving equity securities of the Company or its subsidiaries.

         The Executive and his representative shall be provided reasonable opportunity to review the computation of EBITDA and reasonable access to the data and information supporting much computation, but the Board's determination shall be conclusive and binding.


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                                    EXHIBIT 2
                                    ---------

                        List of current Employee Benefits
                        ---------------------------------

                               Term Life Insurance

                                Travel Insurance

                            Supplemental Pension Plan

                       Personal Financial Planning Program

                          Tax Planning and Preparation

                                 Estate Planning

                       Officers' Salary Continuation Plan

       Officers'/Directors' Health and Dental Insurance Continuation Plan

                                   Company Car

                                    Vacation

                                 Laptop Computer

                               Cellular Telephone

                     Internet E-Mail and Web Surfing Account

                   Annual Supplemental Physical Reimbursement

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